Exhibit 99.1

JPMorgan Chase & Co.
383 Madison Avenue, New York, NY 10179-0001
NYSE symbol: JPM
www.jpmorganchase.com

News release: IMMEDIATE

JPMORGAN CHASE APPOINTS JENNIFER PIEPSZAK CHIEF FINANCIAL OFFICER; MARIANNE LAKE NAMED CHIEF EXECUTIVE OFFICER OF CONSUMER LENDING - ENCOMPASSING CARD SERVICES, HOME LENDING AND AUTO FINANCE

New York, April 17, 2019 - JPMorgan Chase & Co. (NYSE: JPM) announced today that Jennifer Piepszak, currently Chief Executive Officer of its Card Services business, will become Chief Financial Officer for the company and a member of its Operating Committee, effective May 1, 2019. Ms. Piepszak succeeds Marianne Lake, who will become Chief Executive Officer of Consumer Lending, which includes Card Services, Home Lending and Auto Finance.
“Jennifer Piepszak is an enormously talented executive who has greatly strengthened the world-class Card Services business we have today,” said Jamie Dimon, CEO of the firm. “Even more importantly, she is a first-class leader and partner who has excelled over the past 25 years in increasingly critical business and finance roles across our Corporate and Investment Bank and Consumer & Community Banking businesses.”
“Marianne Lake has served with distinction as our firm’s CFO and as a deeply knowledgeable and trusted partner to me and my colleagues,” Dimon said. “We are fortunate to have such an extraordinary executive taking the helm of our Consumer Lending businesses, a part of the firm she knows extremely well having acted as CFO of Consumer & Community Banking from 2009-2012.”
Gordon Smith, Co-President and Chief Operating Officer, and CEO of Consumer & Community Banking, added: “I’ve had the privilege of working closely with both Jenn and Marianne for many years. They are truly exceptional talents who will not only build on our company’s successes, but also help us to accelerate our strong momentum in serving customers and communities in the future.”
As head of the Office of the CFO, Ms. Piepszak will report to Jamie Dimon and be responsible for a number of areas, including Finance & Business Management, the Chief Investment Office, and the Chief Administrative Office. Prior to heading Card Services, Ms. Piepszak served as CEO of the firm’s Business Banking unit, and prior to that she held a variety of other senior roles, including CFO of Mortgage Banking and Controller of Mortgage Banking and Retail Financial Services. She joined JPMorgan Chase in 1994 and held a variety of roles in the Corporate & Investment Bank as well.

Exhibit 99.1

As head of Consumer Lending, Ms. Lake will be responsible for leading Card Services, Home Lending and Auto Finance, reporting to Co-President Gordon Smith and continuing as a member of the company’s Operating Committee. Prior to becoming CFO of the firm, Ms. Lake was CFO of Consumer & Community Banking. She served as the Investment Bank’s Global Controller from 2007 to 2009 and held a number of roles in the Consumer Bank and Investment Bank in New York and London since joining the firm in 1999. Ms. Lake started her career as a chartered accountant at PricewaterhouseCoopers in their London and Sydney offices.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.7 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world's most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

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Investor Contact:	Jason Scott	212-270-7325	Media Contact:	Joseph Evangelisti	212-270-7438